Exhibit 1

Alpha Pro Tech

LTD

Alpha Pro Tech, Ltd. Announces Increased Availability of N-95
Respirator Masks To Address Swine Flu Outbreak

Company Prepared to Expand Production to Meet Increased Demand as Consumers and

Healthcare Professionals Focus on Safety Amidst Crisis

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
email: ir@alphaprotech.com	email: cameron@haydenir.com

SALT LAKE CITY, Utah – April 27, 2009, Alpha Pro Tech (NYSE AMEX: APT) a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced that as one of the leading manufacturers of    N-95 respirator masks, the Company currently has a supply of N-95 respiratory masks and is capable of accelerating production to meet the increased demand amidst concerns regarding the Swine influenza outbreak.

To date, the World Health Organization has confirmed 40 cases of swine influenza A (H1N1) virus infection in the U.S.  Human cases have been confirmed in residents of California, Kansas, New York, Ohio, and Texas, as well as Canada and Mexico. Approximately 103 fatalities, all in Mexico, have been reported. This virus is resistant to certain antiviral medications.  The Centers for Disease Control and Prevention (CDC) recommends that:

•                  Personnel engaged in aerosol generating activities (e.g., collection of clinical specimens, endotracheal intubation, nebulizer treatment, bronchoscopy, and resuscitation involving emergency intubation or cardiac pulmonary resuscitation) for suspected or confirmed swine influenza A (H1N1) cases should wear a fit-tested disposable N95 respirator.

•                  Pending clarification of transmission patterns for this virus, personnel providing direct patient care for suspected or confirmed swine influenza A (H1N1) cases should wear a fit-tested disposable N95 respirator when entering the patient room.

•                  Any person potentially infected with Swine Influenza should wear a surgical mask when outside of the patient room, and should be encouraged to wash hands frequently and follow respiratory hygiene practices.

More information can be found at http://www.cdc.gov/ncidod/dhqp/gl_environinfection.html.

Al Millar, President of Alpha Pro Tech commented, “Alpha Pro Tech is committed to increasing its manufacturing efforts to provide sufficient quantities of N-95 respirator masks, manufactured in our Salt Lake City, UT facility, to address the ongoing healthcare crisis.”

Interested parties can call Alpha Pro Tech customer service at 1-800-749-1363 or visit Alpha Pro Tech’s website at www.alphaprotech.com.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. In addition, Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

The Private Securities Litigation Reform Act of 1995 (“Act”) provides a safe harbor for forward-looking information made on behalf of the Company. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in registration statements, annual reports and other periodic reports and filings of the Company filed with the Securities and Exchange Commission. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectations for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. As a result, there can be no assurance that the Company’s future results will not be materially different from those described herein as “believed,” “anticipated,” “estimated” or “expected,” which reflect the current views of the Company with respect to future events. We caution readers that these forward-looking statements speak only as the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which such statement is based.

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